Exhibit 10.4

4901 Bakers Mill Lane

Richmond, Virginia 23230

[Date]

[Name]

[Address]

RE: Non-Employee Director Restricted Stock Unit (RSU) Award Agreement

Dear Participant:

LL Flooring Holdings, Inc. (the “Company”) has designated you to be a recipient of an award of stock units with respect to shares of the common stock of the Company, par value $.001 per share (“Stock”), subject to the service-based vesting restrictions and other terms set forth in this Non-Employee Director Restricted Stock Unit Award Agreement (the “Award Agreement”) and in the LL Flooring Holdings, Inc. 2023 Equity Compensation Plan (the “Plan”).

The grant of these stock units is made pursuant to the Plan. The Plan is administered by the Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”). The terms of the Plan are incorporated into this Award Agreement and, in the case of any conflict between the Plan and this Award Agreement, the terms of the Plan shall control. A copy of the Plan will be provided to you upon request.

1.
Grant. In consideration of your agreements contained in this Award Agreement, the Company hereby grants to you the following stock units (the “Stock Units”) as of the following date (the “Grant Date”).

Grant Date	[Date]
Stock Units Granted	[Number]

The Stock Units are subject to the vesting requirement set forth in Section 2 below. Until the vesting requirement has been satisfied, the Stock Units are forfeitable and nontransferable.

2.
Vesting. The grant of Stock Units is subject to the following terms and conditions:
(a)
The Stock Units shall 100% vest, and shall no longer be subject to forfeiture, upon your continued service on the Board immediately prior to the next annual meeting of stockholders. Additionally, the Committee may in its sole discretion (but is not obligated to)

determine that your Stock Units shall become 100% fully vested upon the date you cease serving on the Board.
(b)
The Stock Units granted hereunder shall also 100% vest upon a Change in Control of the Company (as defined in the Plan), to the extent not already vested, subject to your continued service on the Board immediately prior to the Change in Control.
(c)
Your Stock Units will be forfeited at the time you cease serving on the Board if the Stock Units are not vested at such time and the Committee does not exercise its discretion to determine that your Stock Units shall become vested at such time.
3.
Dividends. During the period beginning with the Grant Date and ending with the vesting date under Section 2 above or the earlier forfeiture of the applicable Stock Units, (a) dividends or other distributions paid in shares of Stock on outstanding shares of Stock shall be credited to you, subject to the same restrictions as set forth in Section 2 above, with respect to the shares of Stock underlying your Stock Units to which such dividends or other distributions relate, and (b) dividends or other distributions paid in cash on outstanding shares of Stock shall be held uninvested and without interest, subject to the same restrictions as set forth in Section 2 above, with respect to the shares of Stock underlying your Stock Units to which such dividends or other distributions relate, and, except as otherwise set forth in Section 6 below, paid to you in cash, without interest, if and at the same time that the shares of Stock underlying your Stock Units to which the dividends or other distributions relate are issued to you in accordance with the provisions of this Award Agreement. You will not be entitled to receive or to be credited any such dividends or other distributions paid on outstanding shares of Stock if your related Stock Units do not become vested.
4.
Settlement. Subject to the terms and conditions set forth in Section 2 above and Section 20 of the Plan, except as otherwise set forth in Section 6 below, the Company shall issue to you one share of Stock for each Stock Unit that becomes vested pursuant to Section 2 above as soon as practicable (and no later than thirty (30) days) after the earlier of (i) the Vesting Date applicable to such Stock Units or (ii) your separation from service with the Company, as a non-employee director, within the meaning of Section 409A of the Code.
5.
Forfeiture and Repayment Provision. If the Committee determines, in its sole discretion, that you have, at any time, willfully engaged in conduct that is harmful to the Company, the Committee may declare that all or a portion of this Stock Unit award is immediately forfeited. If the Committee determines, in its sole discretion, that you have willfully engaged in conduct that is harmful to the Company, you shall repay to the Company all or any vested shares of Company Stock owned by you as a result of this Award Agreement or all or any of the amount realized as a result of the sale of Company Stock awarded to you under this Award Agreement, plus any dividends or distributions paid to you in cash, to the extent required by the Committee; so long as you have been notified in writing of the Committee’s determination within one year of the vesting of such Company Stock or payment of such dividends or distributions, as applicable, under this Award Agreement. Repayment or forfeiture required under this Section shall be enforced by the Board or its delegate, in the manner the Board or its delegate determines to be appropriate. Your acceptance of the Stock Units reflected in this Award Agreement constitutes acceptance of the forfeiture and repayment provisions of this Section. Notwithstanding the foregoing, in the event that a Change in Control of the Company has occurred subsequent to the date of this Award Agreement, a determination that you have willfully engaged in conduct that is harmful to the Company must be made by a Committee, the majority of which is made up of members who were serving as independent directors of the Company during the three-month period immediately preceding the Change of Control of the Company. Further, notwithstanding anything to the contrary in this Agreement, no repayment or clawback shall be applicable to actions that occurred either prior or subsequent to your term as a non-employee Director.
6.
Deferral of Stock Units/Dividends. The Company may permit you to defer receipt of some or all of (i) the shares of Stock otherwise to be issued to you pursuant to your Stock Units and/or (ii) any accumulated cash dividends or other distributions otherwise to be paid to you with respect to any shares of Stock to be issued to you pursuant to your Stock Units, as a result of vesting of your Stock Units. If the Company permits such deferrals, the Company shall establish rules and procedures for making such deferral elections and for the payment of such deferrals, which shall conform in form and substance with applicable regulations promulgated under Section 409A of the Code. Accordingly, any issuance of shares of Stock and/or payment of cash dividends or distributions under your Stock Units that are subject to such deferral shall be issued or paid to you pursuant to your deferral election and such other rules and procedures for making such deferral elections and for the payment of such deferrals.
7.
Rights as a Shareholder. Subject to the provisions of this Award Agreement, you generally will not have any rights of a holder of Company Stock with respect to the Stock Units awarded to you under this Award Agreement unless and until the issuance of the related shares of Stock.
8.
Transfer Restrictions. You may not sell, assign, transfer, pledge, hypothecate or encumber the Stock Units awarded to you under this Award Agreement prior to the time such Stock Units become fully vested and shares of Stock are issued in accordance with this Award Agreement.
9.
Fractional Shares. A fractional share of Company Stock will not be issued and Committee shall determine in its sole discretion whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional shares of Common Stock or whether such fractional shares of Common Stock or any rights thereto shall be cancelled, terminated, or otherwise eliminated with or without consideration.
10.
Adjustments. If the number of outstanding shares of Company Stock is increased or decreased as a result of a stock dividend, stock split or combination of shares, recapitalization, merger in which the Company is the surviving corporation, or other change in the Company’s capitalization without the receipt of consideration by the Company, the number and kind of your unvested Stock Units shall be proportionately adjusted by the Committee, whose determination shall be binding.
11.
Notices. Any notice to be given to the Company under the terms of this Award Agreement shall be addressed to the Chief Financial Officer at LL Flooring Holdings, Inc., 4901 Bakers Mill Lane, Richmond, Virginia 23230. Any notice to be given to you shall be addressed to you at the address set forth above or your last known address at the time notice is sent. Notices shall be deemed to have been duly given if mailed first class, postage prepaid, addressed as above.
12.
Applicable Securities Laws. You may be required to execute a customary written indication of your investment intent and such other agreements the Company deems necessary or appropriate to comply with applicable securities laws. The Company may delay delivery of the Stock Units and/or shares of Stock upon settlement of your Stock Units until you have executed such indication or agreements.
13.
Acceptance of Stock Units. By signing this Award Agreement, you indicate your acceptance of the Stock Units and your agreement to the terms and conditions set forth in this Award Agreement which, together with the terms of the Plan, shall become the Company’s Award Agreement with you. You also hereby acknowledge that a copy of the Plan has been made available and agree to all of the terms and conditions of the Plan, as it may be amended from time to time. Unless the Company otherwise agrees in writing, the Stock Units granted under this Award Agreement will not become vested if you do not accept this Award Agreement in writing (as set forth below) and return the executed agreement within thirty (30) days after the Grant Date.
14.
Clawback. Pursuant to Section 26 of the Plan, any Award granted pursuant to the Plan also is subject to such deductions, repayment and clawback as may be required by any applicable law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement), or as otherwise set out herein. Acceptance of the Stock Units granted hereunder constitutes acceptance of the repayment provisions described in Section 26 of the Plan. Notwithstanding anything to the contrary in this Agreement, no repayment or clawback shall be applicable to actions that occurred either prior or subsequent to your term as a non-employee Director.
15.
Binding Effect. This Agreement shall be binding upon and inure to the benefit of your legatees, distributees, and personal representatives and the successors of the Company. Any references herein to the Company shall include any successor company.
16.
Section 409A. It is intended that the delivery of shares of Stock and the payment of dividends or other distributions under this Award Agreement will be exempt from or comply with the requirements of Section 409A of the Code. Notwithstanding the foregoing, the Company shall not be liable to you or any other person if the Internal Revenue Service or any court or other authority determines for any reason that any delivery of shares of Stock or payment of dividends or other distributions are subject to taxes, penalties or interest as the result of failing to be exempt from, or comply with, Section 409A of the Code.

IN WITNESS WHEREOF, the Company has caused this Non-Employee Director Restricted Stock Unit Award Agreement to be signed on its behalf by its duly-authorized officer on the day and year first indicated above.

LL FLOORING HOLDINGS, INC.

By:
Name:
Title: